CONTACT:

Allen & Caron Inc

Rene Caron (investors)

Len Hall (media)

(949) 474-4300

rene@allencaron.com

len@allencaron.com

EMRISE ANNOUNCES 2013 SECOND QUARTER AND SIX-MONTH Results

Reports Improved Gross Margins, Quarterly Income from Operations, Strong Backlog

DURHAM, NC – August 14, 2013 – EMRISE CORPORATION (OTCQB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced financial results for its second quarter and first six months ended June 30, 2013.

Chairman and CEO Carmine T. Oliva said, “Even though net sales for the second quarter and first six months of this year were down year over year, we continued our focus on the Company’s turnaround. During the quarter, we achieved a substantial increase in operating profits and EBITDA compared to the same periods in 2012, significantly increased gross margins, reduced operating costs, and ended the quarter with a solid backlog.”

Overall net sales in this year’s second quarter were $8.1 million compared to $8.6 million in the second quarter of last year and $7.7 million in this year’s first quarter. For the first six months of 2013, overall net sales were $15.8 million compared to $16.1 million in the prior year’s first six months.

“The year-over-year reductions in net sales for the 2013 second quarter and first six months were principally due to a second quarter decline in sales in our Electronic Devices segment, which was partially offset by an increase in our Communications Equipment segment,” Oliva added. “We are, however, disappointed we were not able to offset the project timing issues that impacted sales in our Electronic Devices segment.”

Income from operations in the 2013 second quarter was $75,000, an improvement of nearly $250,000 from last year’s second quarter loss from operations of $174,000, and an improvement of more than $440,000 from the loss from operations of $368,000 in the 2013 first quarter. Loss from operations in the first six months of 2013 was $293,000, an improvement of $473,000 from loss from operations of $766,000 in the first six months of 2012.

Communications Equipment sales in this year’s second quarter were $3.5 million, up 30 percent, or $800,000, from sales of $2.7 million in the second quarter of 2012. This year-over-year net sales increase was driven by strong sales in the Company’s French Communications Equipment business unit, which constitutes the principal part of this segment. Orders for the Company’s French Network Access products continued to provide a solid backlog of orders that translated into sales in this year’s second quarter.

Net sales of EMRISE’s Electronic Devices segment in this year’s second quarter were $4.6 million compared to $5.9 million in the prior year second quarter. The year-over-year decline was principally due to project timing issues and to a lesser extent the strength of the U.S. dollar against the British pound sterling.

“We continue to be encouraged by the potential of our Electronic Devices segment in Commercial and Military Aerospace, and in other Military markets,” Oliva said. ‘We also believe that our French subsidiary’s ongoing success can continue to provide the Company with a strong platform for our communications business.”

Contracts in the Company’s Communications, Military and In-flight Entertainment and Connectivity (IFE&C) markets are project driven and the timing of deliveries is usually dependent on outside contractors, external testing and other specific events that are often outside EMRISE’s control. Since sales in these segments are project driven, quarterly fluctuations inevitably follow if orders or shipments are re-scheduled by customers as sometimes happens.

Overall gross margin in the second quarter of this year was 31.2 percent, up substantially from 27.8 percent in the prior year’s second quarter. For the first six months of this year, overall gross margin was 30.4 percent, up significantly from 27.9 percent for the first six months of 2012.

Oliva noted that the increases in the Company’s overall gross margin were due in part to a gross margin improvement in its Communications Equipment segment, which was driven by cost cutting measures at its U.S.-based business and to increased sales. In addition, gross margin improved in the Electronic Devices segment, where there was a small improvement in gross margin on sales to the military.

As a result of the purchase of the Pascall facilities, EMRISE’s mortgage interest and depreciation for the facilities during the 2013 second quarter were considerably less than the quarterly lease payments the Company had been paying, which resulted in a favorable P&L impact of more than $65,000 for the quarter. The Company continues to monitor costs closely and has implemented a number of other initiatives this year to further reduce operating costs.

Net loss in the second quarter of 2013 was $100,000, or $0.01 loss per basic and diluted share, compared to net income for the 2012 second quarter of $378,000, or $0.04 per basic and diluted share, and net loss in the first quarter of 2013 of $528,000, or $0.05 loss per basic and diluted share. Net income in the 2012 second quarter included a $275,000 gain on the extinguishment of a debt with the Company’s former principal finance provider, the PEM Group, and also benefited from Other Income of $473,000 from an insurance settlement at the Company’s French subsidiary. There were no comparable non-operating gains in the 2013 second quarter.

Excluding the above mentioned gain on the extinguishment of debt and the insurance settlement, net loss for the 2012 second quarter would have been $370,000, which serves to underscore the improvements made in the underlying business in the last twelve months

Backlog at the end of the second quarter of 2013 was $24.1 million compared to $24.5 million at the end of the first quarter of 2013 and $22.6 million at December 31, 2012. The Company currently has a large backlog of orders for its Electronic Devices business, and it believes it will see moderate sales increases in this business unit during the remainder of 2013 as it ships those orders to meet customer delivery schedules. Management, however, recognizes that there can be a risk that customers may seek to delay either production or deliveries.

As of June 30, 2013, approximately 94 percent of the Company’s backlog was related to its Electronic Devices business, which tends to have long manufacturing lead times due to the custom nature of the products. Approximately 6 percent of this backlog was related to the Company’s Communications Equipment business, which generally delivers standard products from inventory as orders are received.

“Going forward, we will remain focused on the Electronic Devices segment in the IFE&C market and the Military market, as well as the deeper penetration of U.S., European and North African markets for the sale of our Communications Equipment products,” Oliva added. “We are also pleased with the current level of new business quotation activity in our Military business, which remained high during this year’s second quarter.”

As of June 30, 2013, the Company’s cash and cash equivalents were $1.2 million, compared to cash and cash equivalents of $1.5 million on December 31, 2012. Total assets were $23.2 million, total debt obligations were $6.2 million and stockholders’ equity was $9.8 million at the end of the 2013 second quarter, compared to total assets of $24.4 million, total debt obligations of $5.1 million and stockholders’ equity of $11.1 million at the end of 2012.

Adjusted EBITDA for the 2013 second quarter increased to a profit of $202,000 from an Adjusted EBITDA loss of $61,000 in the 2012 second quarter. For the first six months of 2013, Adjusted EBITDA improved to $52,000, up from an Adjusted EBITDA loss of $631,000 in the first six months of 2012.

EMRISE plans to file its Quarterly Report on Form 10-Q for the first quarter ended June 30, 2013, with the Securities and Exchange Commission (SEC) today, August 14, 2013.

Non-GAAP Financial Measures - Reconciliation of Non-GAAP Measures

This news release includes a non-GAAP financial measure, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company’s ability to service debt. The non-GAAP measure included in this news release is Adjusted EBITDA. EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, asset impairments charges, and net other income, less net gain or loss on discontinued operations. Reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this news release.

Conference Call and Webcast

A conference call with EMRISE management is scheduled for 11:30 a.m. EDT (8:30 a.m. PDT) today to discuss the Company’s financial results for its second quarter ended June 30, 2013. To join the conference call, dial toll (877) 941-8416 five minutes prior to the scheduled start time. For callers outside the United States, dial (480) 629-9808. A live webcast of the call may also be accessed at www.emrise.com; on the EMRISE client page at www.allencaron.com; or at http://viavid.net. An archived replay of the webcast will be available shortly after the call through the same web links listed above and will be available for 90 days.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access to public and private communications networks. The use of its network products in public and private, legacy and latest Ethernet and Internet Protocol (IP) networks is a primary growth driver for the Company’s Communications Equipment business units. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board In-Flight Entertainment and Connectivity systems is a primary growth driver for the Company’s Electronic Devices business units. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France. For more information on EMRISE, go to www.emrise.com.

EMRISE common stock trades under the symbol EMRI on OTCQB, the venture marketplace for companies that are current in their reporting with a U.S. regulator. Investors can find Real-Time quotes and market information for EMRISE at www.otcmarkets.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release, including but not limited to the Company’s belief it will see moderate sales increases in its Electronic Devices business unit during the remainder of 2013 as it ships orders to meet customer delivery schedules; that it is encouraged by the potential of its Electronic Devices segment in Commercial and Military Aerospace, and in other Military markets; that its French subsidiary’s ongoing success can continue to provide the Company with a strong platform for its communications business; that it will remain focused on the Electronic Devices segment in the IFE&C and Military markets, as well as the deeper penetration of U.S., European and North African markets for the sale of its Communications Equipment products; and other future-oriented matters are all forward looking statements within the meaning of the Private Securities Litigation Reform Act. The actual future results of EMRISE could differ materially from those statements. Factors that could cause or contribute to such differences include, but are not limited to: failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; cost reductions that do not result in the anticipated level of cost savings; whether the Company can meet its term debt obligations; whether global economic conditions will have a further negative impact on the Company’s sales and/or, overall operations; the impact on the Company’s consolidated results of fluctuations in currency exchange rate of the U.S. dollar against the British Pound Sterling and the Euro; inability to develop new products; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; or unexpected delays which prevent timely shipment of current or future orders as expected. The Company also refers you to those factors contained in the “Risk Factors” section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2012, the Company’s Quarterly Report on Form 10-Q for the second quarter ended June 30, 2013, its recent Current Reports on Form 8-K, and other EMRISE filings with the SEC.

TABLES FOLLOW

EMRISE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$8,097	$8,600	$15,788	$16,139
Cost of sales	5,570	6,205	10,984	11,635
Gross profit	2,527	2,395	4,804	4,504
Operating expenses:
Selling, general and administrative	2,128	2,253	4,478	4,615
Engineering and product development	324	316	619	655
Total operating expenses	2,452	2,569	5,097	5,270
Income/(Loss) from operations	75	(174)	(293)	(766)
Other income (expense):
Interest income	23	11	44	23
Interest expense	(136)	(92)	(254)	(183)
Other, net	4	483	107	405
Gain on extinguishment of debt	-	275	-	275
Total other income/(expense), net	(109)	677	(103)	520
Income/(Loss) before income taxes	(34)	503	(396)	(246)
Income tax expense	66	125	232	238
Income/(Loss) from continuing operations	(100)	378	(628)	(484)
Discontinued operations:
(Loss)/Income from discontinued operations	—	-	-	(9)
Tax provision on discontinued operations	—	—	—	-
Income/(Loss) from discontinued operations	—	-	-	(9)
Net Income/(loss)	$(100)	$378	$(628)	$(493)
Weighted average shares outstanding
Basic	10,698	10,683	10,698	10,683
Diluted	10,698	10,683	10,698	10,683
Income/(loss) per share
Basic
Continuing operations	$(0.01)	$0.04	$(0.06)	$(0.05)

Net income/(loss)	$(0.01)	$0.04	$(0.06)	$(0.05)
Diluted
Continuing operations	$(0.01)	$0.04	$(0.06)	$(0.05)

Net Income/(loss)	$(0.01)	$0.04	$(0.06)	$(0.05)

Statement of Comprehensive Income/(Loss)
Net Income/(loss)	$(100)	$378	$(628)	$(493)
Foreign currency translation adjustment	$(13)	$(327)	$(702)	$145
Comprehensive Income/(loss)	$(113)	$51	$(1,277)	$(348)

EMRISE CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

(in thousands, except share and per share amounts)	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,191	$1,519
Accounts receivable, net of allowances for doubtful accounts of $77 at June 30, 2013 and $75 at December 31, 2012	5,209	6,784
Inventories	6,258	7,255
Current deferred tax assets	114	128
Prepaid and other current assets	929	1,138
Total current assets	13,701	16,824
Property, plant and equipment, net	3,725	973
Goodwill	4,866	5,146
Intangible assets other than goodwill, net	493	584
Deferred tax assets	55	59
Restricted cash	-	407
Other assets	380	405
Total assets	$23,220	$24,398
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,909	$2,970
Accrued expenses	3,900	3,759
Lines of credit	621	1,122
Current portion of long-term debt	978	942
Income taxes payable	278	307
Other current liabilities	275	274
Total current liabilities	7,961	9,374
Long-term debt	4,609	3,033
Other liabilities	866	896
Total liabilities	13,436	13,303
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, $0.0033 par value. Authorized 75,000,000 shares; 10,704,337 issued and outstanding at both June 30, 2013 and December 31, 2012.	128	128
Additional paid-in capital	44,196	44,177
Accumulated deficit	(32,160)	(31,532)
Accumulated other comprehensive loss	(2,380)	(1,678)
Total stockholders’ equity	9,784	11,095
Total liabilities and stockholders’ equity	$23,220	$24,398

Reconciliation of Adjusted EBITDA to Net Loss

(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net Income (Loss) from continuing operations as reported	$(100)	$378	$(628)	$(484)
Additions:
Depreciation and Amortization	123	103	238	203
Interest expense, net	113	81	210	160
Income tax provision	66	125	232	238
Other:
Gain from extinguishment of debt	-	(275)	-	(275)
Insurance claim	-	(473)	-	(473)

Adjusted EBITDA	$202	$(61)	$52	$(631)

Use of Non-GAAP Financial Measures In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net income or loss on discontinued operations. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the EMRISE’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supple mentally.